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                                                                     EXHIBIT 5.1


                                 March 10, 1997


Centura Software Corporation
1060 Marsh Road
Menlo Park, CA 94025


    REGISTRATION STATEMENT ON FORM S-4 (FILE NO. 333-20491)


Ladies and Gentlemen:


    We have examined the Registration Statement on Form S-4 (No. 333-20491) filed by you with the Securities and Exchange Commission (the "Commission") on January 27, 1997, as amended by Amendment No. 1 thereto filed with the Commission on March 10, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,500,000 shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares.


    It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued in the manner described in the Registration Statement will be legally and validly issued, fully paid and non-assessable.

    We consent to the use of this opinion as an exhibit to said Registration Statement, and further consent to the use of our name wherever appearing in said Registration Statement, including the Prospectus/Joint Proxy Statement constituting a part thereof, and in any amendment thereto.

                                          Very truly yours,


                                          /s/ Venture Law Group


                                          VENTURE LAW GROUP